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Exhibit 99(2)(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated December 21, 2007, relating to the financial statements and financial highlights of Alpine Total Dynamic Dividend Fund appearing in the Annual Report on Form N-CSR of Alpine Total Dynamic Dividend Fund for the period ended October 31, 2007, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
July 28, 2008

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM